As filed with the Securities and Exchange Commission on January 29, 2009	File No. 333-155377

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-1807304 (I.R.S. Employer Identification Number)
United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512
(706) 781-2265
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Jimmy C. Tallent 63 Highway 515 Blairsville, Georgia 30512 (706) 781-2265 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James W. Stevens Kilpatrick Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐

Non-accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	648,350 (1)	$20.00 (2)	$12,967,000 (2)	$723.56 (3)
Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $1.00 par value	180,000	$1,000 (4)	$180,000,000 (4)	$7074.00
Warrant to Purchase Common Stock, $1.00 par value per share, and underlying shares of Common Stock (5)	2,149,106 (5)	$12.56 (6)	$26,992,758 (6)	$1060.82

(1)
Represents the number of shares of the registrant’s common stock issuable upon exercise of currently outstanding warrants that may be exercised at any time from October 31, 2008 until October 31, 2013 at an exercise price of $20.00 per share.  In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2)	The price per share and maximum aggregate offering price are based on the $20.00 per share exercise price of the warrants pursuant to Rule 457(g) of the Securities Act of 1933.

(3)	Previously paid in connection with the original registration statement initially filed on November 14, 2008.

(4)
Calculated pursuant to Rule 457(a) under the Securities Act of 1933 and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(5)
In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, there are being registered hereunder (a) a warrant for the purchase of 2,149,106 shares of Common Stock with an initial per share exercise price of $12.56 per share, (b) the 2,149,106 shares of Common Stock issuable upon exercise of such warrant and (c) such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of Common Stock are registered hereunder pursuant to Rule 416 under the Securities Act of 1933.

(6)	Calculated pursuant to Rule 457(i) under the Securities Act of 1933 with respect to the per share exercise price of the warrant of $12.66.

EXPLANATORY NOTE

On November 14, 2008, the Registrant filed a Registration Statement on Form S-3. This Post-Effective Amendment No. 1 (the “Amendment”) is an amendment to the Registration Statement on Form S-3 (File No. 333-155377) and is being filed by the Registrant for the purpose of (a) registering pursuant to Rule 413(b) under Securities Act of 1933, as amended (the “Securities Act”), Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Preferred Stock”), a Warrant to Purchase Common Stock (the “Warrant”) and the underlying shares of Common Stock (the “Common Stock”) as an additional class of the Registrant’s securities that may be offered and sold pursuant to the Registration Statement, and (b) adding a prospectus to the Registration Statement describing the Preferred Stock and the Warrant.  In accordance with Rule 462(e) under the Securities Act, this Amendment shall become effective immediately upon filing with the Securities and Exchange Commission.

PROSPECTUS

180,000 SHARES OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
WARRANT TO PURCHASE 2,149,106 SHARES OF COMMON STOCK
2,149,106 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), a warrant (the “Warrant”) to purchase 2,149,106 shares of our Common Stock, $1.00 par value per share (the “Common Stock”), and any shares of Common Stock issuable from time to time upon exercise of the Warrant.  In this prospectus, we refer to the shares of Series B Preferred Stock, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant, collectively, as the “Securities”.  The Series B Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement, dated December 5, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury (the “UST”) in a transaction exempt from the registration requirements under the Securities Act of 1933 (the “Securities Act”).

The UST and its successors, including transferees (the “Selling Securityholders”), may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fix prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of the Securities by the Selling Securityholders.

Neither the Series B Preferred Stock nor the Warrant is listed on an exchange.  Unless requested by the UST, we do not intend to list the Series B Preferred Stock on any exchange.  We do not intend to list the Warrant on any exchange.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “UCBI”.  On January 28, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $ 5.90 per share.  You are urged to obtain current market quotations of the Common Stock.

Investing in our Securities involves a high degree of risk.  See the section entitled “Risk Factors” beginning on page 2, and the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, both as filed with the Securities and Exchange Commission, and both of which are incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.  An investment in Securities of United Community Banks, Inc. is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Our principal executive offices are located at 63 Highway 515, Blairsville, Georgia 30512, and our telephone number is (706) 781-2265.  United’s website is www.ucbi.com.

The date of this prospectus is January 29, 2009.

TABLE OF CONTENTS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC.  You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus we may authorize to be delivered to you or filed with the SEC.  We have not authorized anyone to provide you with information that is different from such information.  If anyone provides you with different information, you should not rely on it.  You should assume that the information contained in this prospectus, any prospectus supplement and any free writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference herein or therein is accurate only as of the date given in the document incorporated by reference.

References to our website have been provided for reference only, and information on our website does not constitute part of this prospectus.  Neither this prospectus nor any prospectus supplement or free writing prospectus is an offer to sell or the solicitation of an offer to buy our Common Stock in any circumstances or jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

To understand the terms of the Securities issuable under this prospectus, you should carefully read this prospectus and any applicable prospectus supplement or free writing prospectus we may authorize to be delivered to you.  You should also read the documents referenced under the heading “Where You Can Find More Information” for information on United Community Banks, Inc. and its financial statements.

This prospectus is part of a registration statement that United Community Banks, Inc. has filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf registration” procedure.  Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell the Securities described in this prospectus in one or more offerings.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, “United” or “the Company” refer to United Community Banks, Inc. and its subsidiaries on a consolidated basis.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), which means that we are required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the U.S. Securities and Exchange Commission at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549.  You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330.  The SEC maintains a website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We have filed a registration statement on Form S-3 to register the Securities to be issued under this prospectus.  As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement because some parts of this registration statement are omitted in accordance with the rules and regulations of the SEC.  You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about United which is not included in or delivered with this prospectus.  The following documents previously filed by United are incorporated by reference into this prospectus:

•	United’s Form 10-K for the fiscal year ended December 31, 2007, as amended;

•	United’s Proxy Statement for the 2008 Annual Meeting;

•	United’s Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	United’s Current Reports on Form 8-K, filed with the SEC on February 5, 2008, May 1, 2008, August 29, 2008, November 7, 2008, December 5, 2008 and January 23, 2009;

•	The description of United’s capital stock included on United’s Form S-3 filed with the SEC on June 18, 2004 and any amendments or reports filed for the purpose of updating such description; and

•	All documents filed after the date of this prospectus and prior to termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from United without charge.  You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 63 Highway 515, Blairsville, Georgia 30512, telephone number (706) 781-2265.

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BUSINESS

This prospectus provides you with a general description of United, the Securities issuable under this prospectus and the offering.  The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the Securities.

United Community Banks, Inc., Blairsville, Georgia, is the third-largest bank holding company headquartered in Georgia.  United conducts substantially all of its operations through 27 separate “community banks” with 108 locations in north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee.  United’s community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured loans, wire transfers, brokerage services and other financial services.

United also operates, as a division of its Georgia bank subsidiary, United Community Mortgage Services, a full-service retail mortgage lending operation approved as a seller/servicer for the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and Brintech, Inc., a New Smyrna Beach, Florida based consulting firm for the financial services industry.  United owns an insurance agency, United Community Insurance Services, Inc., known as United Community Advisory Services through its Georgia bank.  Additionally, United provides retail brokerage services through an affiliation with a third party broker/dealer.

At September 30, 2008, United had total consolidated assets of $8.1 billion, total loans of $5.8 billion, total deposits of $6.7 billion, and shareholders’ equity of $816.9 million.

_______________

United was incorporated in 1987 as a Georgia corporation.  United’s principal executive offices are located at 63 Highway 515, Blairsville, Georgia 30512, and our telephone number is (706) 781-2265.  United’s website is www.ucbi.com.

For a complete description of our business, financial condition, results of operations and other important information regarding United, we refer you to our filings with the SEC incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2007, as amended, United’s Proxy Statement for United’s 2008 Annual Meeting and United’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, each of which is incorporated herein by reference.  For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

ABOUT THE OFFERING

This prospectus relates to the potential resale from time to time by Selling Securityholders of some or all of the shares of our Series B Preferred Stock, the Warrant to purchase 2,149,106 shares of our Common Stock, and any shares of Common Stock issuable from time to time upon exercise of the Warrant.  The Series B Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement, dated December 5, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the UST (the “Purchase Agreement”) in a transaction exempt from the registration requirements under the Securities Act.  The initial exercise price of the Warrant is $12.56 per share of Common Stock for which the Warrant may be exercised.  The Warrant is exercisable at any time on or before December 5, 2018.

Neither the Series B Preferred Stock nor the Warrant is listed on an exchange.  Unless requested by the UST, we do not intend to list the Series B Preferred Stock on any exchange.  We do not intend to list the Warrant on any exchange.

As of January 23, 2009, 48,026,839 shares of Common Stock were issued and outstanding, exclusive of 3,421,079 shares of common stock reserved for issuance upon the exercise of outstanding options and vesting of restricted stock, 131,749 shares reserved for issuance under our deferred compensation plan and 648,350 shares reserved for issuance upon the exercise of outstanding warrants attached to trust preferred securities.

RISK FACTORS

An investment in our Securities involves a significant degree of risk.  You should carefully consider the risks described below, the risks discussed in the sections entitled “Risk Factors” contained in any prospectus supplement and our filings with the SEC which are incorporated herein by reference, including our Form 10-K for year ended December 31, 2007, as amended, and our Form 10-Q for the quarter ended September 30, 2008.  You should also consider the risks, uncertainties, assumptions and all other information contained in this prospectus or any applicable prospectus supplement or free writing prospectus.  These risks and uncertainties are not the only risks we face.  It is possible that risks and uncertainties not listed below may arise or become material in the future and affect our business.  These risks and uncertainties may be amended, supplemented or superseded from time to time by reports we file with the SEC in the future.

There can be no assurance that recent efforts to address difficult market and economic conditions will stabilize the banking system and financial markets.

The recently enacted Emergency Economic Stabilization Act of 2008 (“EESA”) was signed into law in response to the financial crisis affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions.  Among other things, the current crisis has caused volatility and disruption in the capital and credit markets and in the availability of liquidity.  Pursuant to EESA, the UST has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.  The UST announced a Capital Purchase Program (the “CPP”) under EESA pursuant to which it has purchased and will continue to purchase senior preferred stock in participating financial institutions.  On December 5, 2008, we entered into the Purchase Agreement with the UST providing for our issuance of the Securities to the UST.

The EESA followed, and has been followed by, numerous actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, UST, the Federal Deposit Insurance Corporation, the SEC and others to address the current crisis.  These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.  There can be no assurance, however, as to the actual impact that EESA, including the CPP and the UST’s Troubled Asset Repurchase Program, and the other regulatory initiatives describe above will have on the banking system and financial markets or on us.  The failure of these programs to help stabilize the banking system and financial markets and a continuation or worsening of current financial conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our Common Stock.

United’s ability to raise capital could be limited and could affect its liquidity and could be dilutive to existing shareholders.

Current conditions in the capital markets are such that traditional sources of capital may not be available to United on reasonable terms if it needed to raise capital.  In such case, there is no guarantee that United will be able to borrow funds or successfully raise additional capital at all or on terms that are favorable or otherwise not dilutive to existing shareholders.

Past operating results may not be indicative of future operating results.

United may not be able to sustain its growth.  Various factors, such as increased size, economic conditions, regulatory and legislative considerations, competition and the ability to find and retain people that can make United’s community-focused operating model successful, may impede its ability to expand its market presence.  If United experiences a significant decrease in its growth rate, its results of operations and financial condition may be adversely affected.

United’s business is subject to the success of the local economies and real estate markets in which it operates.

United’s success significantly depends on the growth in population, income levels, loans and deposits and on the continued stability in real estate values in its markets.  If the communities in which it operates do not grow or if prevailing economic conditions locally or nationally are unfavorable, United’s business may be adversely affected.  Adverse economic conditions in United’s specific market areas, specifically decreases in real estate property values and sales volumes due to the nature of United’s loan portfolio, approximately 90% of which is secured by real estate, could reduce United’s growth rate, affect the ability of customers to repay their loans and generally affect United’s financial condition and results of operations.  United is less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of more diverse economies.

United’s concentration of residential construction loans is subject to unique risks that could adversely affect earnings.

United’s residential construction loan portfolio was $1.6 billion at September 30, 2008, comprising 27% of total loans.  Residential construction loans are often riskier than home equity loans or residential mortgage loans to individuals.  In the event of a general economic slowdown like the one we are currently experiencing, these loans sometimes represent higher risk due to slower sales and reduced cash flow that could affect the borrowers’ ability to repay on a timely basis.

In addition, although regulations and regulatory policies affecting banks and financial services companies undergo continuous change and we cannot predict when changes will occur or the ultimate effect of any changes, there has been recent regulatory focus on construction, development and other commercial real estate lending.  Recent changes in the federal policies applicable to construction, development or other commercial real estate loans make us subject to substantial limitations with respect to making such loans, increase the costs of making such loans, and require us to have a greater amount of capital to support this kind of lending, all of which could have a material adverse effect on our profitability or financial condition.

United may face risks with respect to future expansion and acquisitions.

United regularly engages in de novo branch expansion.  Also, when we believe a business opportunity becomes available in the right market with the right management team, United may seek to acquire other financial institutions or parts of those institutions.  These involve a number of risks, including:

•
the potential inaccuracy of the estimates and judgments used to evaluate credit, operations, management and market risks with respect to an acquired branch or institution, a new branch office or a new market;

•
the time and costs of evaluating new markets, hiring or retaining experienced local management and opening new offices and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse effects on results of operations; and

•	the risk of loss of key employees and customers of an acquired branch or institution.

Changes in prevailing interest rates may negatively affect net income and the value of United’s assets.

Changes in prevailing interest rates may negatively affect the level of net interest revenue, the primary component of net income.  In a period of changing interest rates, interest expense may increase at different rates than the interest earned on assets.  Accordingly, changes in interest rates could decrease net interest revenue.  At September 30, 2008, United’s simulation model indicated that a 200 basis point increase in rates over the next twelve months would cause an approximate 3.2% increase in net interest revenue and a 200 basis point decrease in rates over the next twelve months would cause an approximate 4.0% decrease in net interest revenue.  On October 8, 2008 and October 29, 2008, the Federal Open Markets Committee of the Federal Reserve reduced the targeted federal funds rate by 50 basis points each, thereby reducing the targeted federal funds rate to 1.00%.  At September 30, 2008, United’s simulation model indicated that a 100 basis point decrease in rates would cause an approximate 2.7% decrease in net interest revenue.

Changes in the level of interest rates may also negatively affect the value of United’s assets and its ability to realize gains or avoid losses from the sale of those assets, all of which ultimately affect earnings.  In addition, an increase in interest rates may decrease the demand for loans.

If United’s allowance for loan losses is not sufficient to cover actual loan losses, earnings would decrease.

United’s loan customers may not repay their loans according to their terms and the collateral securing the payment of these loans may be insufficient to assure repayment.  United may experience significant loan losses which would have a material adverse effect on operating results.  Management makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans.  United maintains an allowance for loan losses in an attempt to cover any loan losses inherent in the portfolio.  In determining the size of the allowance, management relies on an analysis of the loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information.  If those assumptions are incorrect, the allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in the loan portfolio.

United may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers and employees.

When we make loans to individuals or entities, we rely upon information supplied by borrowers and other third parties, including information contained in the applicant’s loan application, property appraisal reports, title information and the borrower’s net worth, liquidity and cash flow information.  While we attempt to verify information provided through available sources, we cannot be certain all such information is correct or complete.  Our reliance on incorrect or incomplete information could have a material adverse effect on our profitability or financial condition.

Competition from financial institutions and other financial service providers may adversely affect United’s profitability.

The banking business is highly competitive, and United experiences competition in each of its markets from many other financial institutions.  United competes with commercial banks, credit unions, savings and loan associations, mortgage banking firms, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as community, super-regional, national and international financial institutions that operate offices in its market areas and elsewhere.  United competes with these institutions both in attracting deposits and in making loans.  Many of United’s competitors are well-established, larger financial institutions that are able to operate profitably with a narrower net interest margin and have a more diverse revenue base.  United may face a competitive disadvantage as a result of our smaller size, more limited geographic diversification and inability to spread costs across broader markets.  Although United competes by concentrating marketing efforts in primary markets with local advertisements, personal contacts and greater flexibility and responsiveness in working with local customers, there can be no assurance that this strategy will continue to be successful.

It is unlikely that an active trading market for the Series B Preferred Stock or Warrant will develop.

The Series B Preferred Stock and Warrant will not be liquid investments because no public trading market currently exists for such Securities and it is unlikely that a market will develop.  Potential purchasers of the Series B Preferred Stock or Warrant should consider carefully the limited liquidity of such investment before purchasing any shares of Series B Preferred Stock or the Warrant.  United is not obligated, and does not intend, to apply for the listing of the Series B Preferred Stock or Warrant on any securities exchange.  Even if a trading market for the Series B Preferred Stock or Warrant were to develop, it may not continue, and a purchaser of such Securities may not be able to sell such Securities at or above the price at which they were purchased.

United may not pay dividends on the Series B Preferred Stock, its Common Stock or its other securities.

United is subject to various state and federal banking laws and regulations that limit its ability to pay dividends and distributions.  In addition, United’s primary source of funds for any dividends will be from dividends paid by its subsidiary bank, which is also subject to various state and federal banking laws and regulations that limit its ability to pay dividends and distributions to United.  Payment of future dividends on the Series B Preferred Stock or its Common Stock will be subject to United’s and its subsidiary bank’s compliance with applicable laws and regulations and, if allowed and if adequate funds are available, will be at the discretion of United’s Board of Directors after taking into account various factors, including financial conditions, operating results, current anticipated cash needs and plans for expansion.

In addition, pursuant to the terms of the Purchase Agreement, between United and the UST, United’s ability to declare or pay dividends on any of United’s securities is limited.  Specifically, United is unable to declare dividend payments on Common Stock, junior preferred stock or pari passu preferred stock if United is in arrears on the dividends on the Series B Preferred Stock.  Further, the Purchase Agreement provides that prior to the earlier of (1) December 5, 2011 and (2) the date on which all of the shares of the Series B Preferred Stock have been redeemed by United or transferred by the UST to third parties, United may not increase dividends on its Common Stock above that last declared prior to December 5, 2008 without the prior approval of the UST.  Further, Common Stock, junior preferred stock or pari passu preferred stock may not be repurchased if United is in arrears on the Series B Preferred Stock dividends.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the Selling Securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table shows our ratio of earnings to fixed charges and our ratio of earnings to fixed charges excluding interest on deposits for the nine-month period ended September 30, 2008, and for each of the years in the five-year period ended December 31, 2007.

	Nine Months Ended September 30, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Including Interest on Deposits	.85x	1.32x	1.52x	1.69x	1.95x	1.82x
Excluding Interest on Deposits	(.02)x	2.87x	3.67x	3.13x	3.82x	3.51x

(1)	Earnings consist of pre-tax income plus fixed charges less preferred stock dividends.
(2)
Fixed charges consist of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, and (c) an estimate of the interest with rental expense.

(3)	The amount of pre-tax earnings required to achieve one-to-one coverage for the nine months ended September 30, 2008 was $25.7 million.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a brief description of the terms of the Series B Preferred Stock that may be resold by the Selling Securityholders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, including the Articles of Amendment with respect to the Series B Preferred Stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Restated Articles of Incorporation, as amended, we have authority to issue up to 10,000,000 shares of preferred stock, $1.00 par value per share.  Of such number of shares of preferred stock, (i) 287,411 shares have been designated as Series A Non-Cumulative Preferred Stock, 25,800 shares of which are issued and outstanding; and (ii) 180,000 shares have been designated as Series B Preferred Stock, all of which are issued and outstanding.  United’s board of directors is authorized, without further shareholder action, to issue other shares of preferred stock with such designations, preferences and rights as United’s board of directors may determine, subject to limitations set forth in our Restated Articles of Incorporation, as amended.

Dividends Payable on Shares of Series B Preferred Stock

Holders of shares of Series B Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period from December 5, 2008, to, but excluding December 6, 2013.  From and after December 6, 2013, holders of Series B Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009.  If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date.  Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends payable with respect to the Series B Preferred Stock are payable to holders of record of the Series B Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series B Preferred Stock, we are required to provide written notice to the holders of shares of Series B Preferred Stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.  In addition, we are subject to Georgia state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series B Preferred Stock will rank:

•	senior to our Common Stock and all other equity securities designated as ranking junior to the Series B Preferred Stock; and

•
at least equally with all other equity securities designated as ranking on a parity with the Series B Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of United Community Banks, Inc.

So long as any shares of Series B Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our Common Stock or other junior stock, other than a dividend payable solely in shares of our Common Stock.  We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock, or as applicable, any other class or series of Company stock ranking junior to the Series B Preferred Stock, which we refer to as “junior stock,” unless we have paid in full all accrued dividends on the Series B Preferred Stock for all prior dividend periods other than:

•
purchases, redemptions or other acquisitions of our Common Stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•
purchases or other acquisitions by broker-dealer subsidiaries of United solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock, as applicable, any class or series of stock of United that does not expressly rank junior or senior to the Series B Preferred Stock, which we refer to as “parity stock”, in the ordinary course of business;

•	purchases or other acquisitions by broker-dealer subsidiaries of United for resale pursuant to an offering by United of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not United or a subsidiary of United, including as trustee or custodian; and

•
the exchange or conversion of (i) junior stock for or into other junior stock or (ii) parity stock for or into other parity stock or junior stock but only to the extent that (A) such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or (B) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series B Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series B Preferred Stock), with respect to the Series B Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series B Preferred Stock from time to time out of any funds legally available for such payment, and the Series B Preferred Stock will not be entitled to participate in any such dividend.  However, prior to the earlier of December 5, 2011 and the date on which the Series B Preferred Stock has been redeemed in full or transferred by the UST, we must obtain the consent of the UST to declare or pay dividends on our Common Stock in an amount greater than our last quarterly cash dividend per share declared, as adjusted for subsequent stock dividends and other similar actions.

Transferability

The Series B Preferred Stock is not subject to any contractual transfer restrictions.  United has agreed to take all steps as may be reasonably requested to facilitate the transfer of the Series B Preferred Stock including, if requested by the UST, using reasonable efforts to list the Series B Preferred Stock on a national exchange.  If requested by the UST, United has agreed to appoint a depositary to hold the Series B Preferred Stock and issue depositary receipts.

Redemption

The Series B Preferred Stock may not be redeemed prior to December 6, 2011 unless we have received aggregate gross proceeds from one or more Qualified Equity Offerings (as defined below) equal to at least $45 million, which equals 25% of the aggregate liquidation amount of the Series B Preferred Stock on the date of issuance.  In such a case, we may redeem the Series B Preferred Stock, subject to the approval of the Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such Qualified Equity Offerings.  A “Qualified Equity Offering” is a sale and issuance for cash by us, to persons other than United Community Banks or its subsidiaries after December 5, 2008, of shares of perpetual preferred stock, Common Stock or a combination thereof, that, in each case, qualify as tier 1 capital of United Community Banks at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board.  Qualified Equity Offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuance of  Common Stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After December 6, 2011, the Series B Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions.  Holders of shares of Series B Preferred Stock have no right to require the redemption or repurchase of the Series B Preferred Stock.

If fewer than all of the outstanding Series B Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series B Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a or a duly authorized committee thereof may determine to be fair and equitable.

If we repurchase shares of Series B Preferred Stock from a holder other than UST, we must offer to repurchase a ratable portion of the Series B Preferred Stock then held by UST.

We will mail notice of any redemption of Series B Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series B Preferred Stock to be redeemed at their respective last addresses appearing on our books.  This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series B Preferred Stock designated for redemption will not affect the redemption of any other Series B Preferred Stock.  Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series B Preferred Stock are to be redeemed, and the number of shares of Series B Preferred Stock to be redeemed (and, if less than all shares of Series B Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series B Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series B Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.  Holders of the Series B Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking as to that distribution, junior to the Series B Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series B Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series B Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders.  If the total liquidation amount per share of Series B Preferred Stock has been paid in full to all holders of Series B Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series B Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of the Series B Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.  If the dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two.  Holders of Series B Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full.  Upon payment in full of all accrued and unpaid dividends, the right to elect preferred stock directors will terminate, subject to revesting in the event that dividends on the Series B Preferred Stock are not paid for an aggregate of six quarterly dividend payments.  The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series B Preferred Stock and voting parity stock to vote for preferred stock directors, the individuals serving as preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of United Community Banks will be reduced by the number of preferred stock directors that the holders of Series B Preferred Stock and voting parity stock had been entitled to elect.  The holders of a majority of shares of Series B Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holder of a majority of shares of Series B Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director.  If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Restated Articles of Incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the shares of the Series B Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•
any amendment or alteration of our Restated Articles of Incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•
any amendment, alteration or repeal of any provision of our Restated Articles of Incorporation, as amended, so as to adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock; or

•
any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or of a merger or consolidation of United with another entity, unless the shares of Series B Preferred Stock remain outstanding following any such transaction or, if United is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series B Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series B Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series B Preferred Stock, each holder of Series B Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series B Preferred Stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series B Preferred Stock to effect the redemption.

Executive Compensation

Pursuant to the terms of the Purchase Agreement, United adopted the UST’s standards for executive compensation and corporate governance for the period during which the UST holds the equity issued pursuant to the Purchase Agreement, including the Common Stock which may be issued pursuant to the Warrant.  These standards generally apply to United’s Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers.  The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.  In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods.  Since the Warrant has a ten year term, we could potentially be subject to the executive compensation and corporate governance restrictions for a ten year period.

DESCRIPTION OF DEPOSITARY SHARES

Pursuant to the Purchase Agreement between us and the UST, we have agreed, if requested by the UST to enter into a depositary arrangement pursuant to which the shares of Series B Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series B Preferred Stock as specified by the UST, may be issued.  The shares of Series B Preferred Stock would be held by a depositary reasonably acceptable to the UST.  If we enter into such a depositary arrangement, the Selling Stockholders would be offering depositary shares, each representing a fraction of a share of Series B Preferred Stock, instead of actual whole shares of Series B Preferred Stock.  The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See “Where to Find More Information”.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the Warrant that may be resold by the Selling Securityholders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The Warrant was initially exercisable for 2,132,701 shares of our Common Stock.  On January 2, 2009, the number of shares issuable upon exercise of the Warrant was proportionately adjusted pursuant to the terms of the Warrant in connection with the payment of a dividend by the Company so that the Warrant is now exercisable for 2,149,106 shares of Common Stock.

If we complete one or more Qualified Equity Offerings on or prior to December 31, 2009 that results in our receipt of aggregate gross proceeds of not less than $180,000,000, which is equal to 100% of the aggregate liquidation preference of the Series B Preferred Stock, the number of shares of Common Stock underlying the Warrant then held by the Selling Securityholders will be reduced by 50% to 1,066,351 shares.  The number of shares subject to the Warrant is subject to further adjustments in the circumstances described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price of the Warrant was $12.66 per share of Common Stock for which the Warrant may be exercised.  The exercise price was also adjusted pursuant to the Warrant on January 2, 2009, in connection with the payment of a dividend by the Company.  The new Exercise Price, after adjustment, is $12.56 per share of Common Stock.  The Warrant may be exercised at any time on or before December 5, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised.  The exercise price may be paid either by the withholding by us of such number of shares of Common Stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the holder of the Warrant, by the payment of cash equal to the aggregate exercise price.  The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant”.

Upon exercise of the Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the holder of the Warrant.  We will not issue fractional shares upon any exercise of the Warrant.  Instead, the holder of the Warrant will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant.  We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised.  We have listed the shares of Common Stock issuable upon exercise of the Warrant with the Nasdaq Global Select Market.  The holder of the Warrant will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying shares of Common Stock in connection with the exercise of the Warrant.  The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “—Adjustments to the Warrant”.

Rights as a Shareholder

The holder of the Warrant will have none of the rights or privileges that the holders of our Common Stock enjoy, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The UST may not transfer a portion of the Warrant with respect to more than 1,066,351 shares of Common Stock until the earlier of the date on which United Community Banks has received gross proceeds from a Qualified Equity Offering of at least $180,000,000 and December 31, 2009.  The Warrant and all rights under the Warrant are otherwise transferable.  United has agreed to take all steps as may be reasonably requested to facilitate the transfer of the Warrants and the Common Stock underlying the Warrant.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Anti-dilution Adjustment.  Until the earlier of December 5, 2011 and the date the UST no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of shares of Common Stock into which the Warrant is exercisable and the exercise price will be adjusted.  Permitted transactions include issuances:

●	as consideration for or to fund the acquisition of businesses and/or related assets;

●	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

●
in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

●	in connection with the exercise of preemptive rights on terms existing as of December 5, 2008.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we affect a pro rata repurchase of Common Stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving United Community Banks and requiring shareholder approval, the holder of the Warrant’s right to receive shares of our Common Stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the holder of the Warrant with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

SELLING SHAREHOLDERS

On December 5, 2008, we issued the Securities covered by this prospectus to the UST, which is the initial Selling Securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The UST, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the Securities they own.  The Securities to be offered under this prospectus for the account of the Selling Securityholders are:

●	180,000 shares of Series B Preferred Stock, representing beneficial ownership of 100% of the shares of Series B Preferred Stock outstanding on the date of this prospectus;

●	a Warrant to purchase 2,149,106 shares of our Common Stock; and

●	2,149,106 shares of our Common Stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 4% of our Common Stock as of January 23, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the Selling Securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Securities.  To our knowledge, the UST has sole voting and investment power with respect to the Securities.

We do not know when or in what amounts the Selling Securityholders may offer the Securities for sale.  The Selling Securityholders might not sell any or all of the Securities offered by this prospectus.  Because the Selling Securityholders may offer all or some of the Securities pursuant to this offering, and because currently no sale of any of the Securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the Securities that will be held by the Selling Securityholders after completion of the offering.

Other than with respect to the acquisition of the Securities, the UST has not had a material relationship with us.

Information about the Selling Securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  If the Selling Securityholders effect such transactions by selling shares of the Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock issuable upon exercise of the Warrant in the course of hedging in positions they assume.  The Selling Securityholders may also sell shares of Common Stock issuable upon exercise of the Warrant short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The Selling Securityholders may also loan or pledge shares of the Senior Preferred Stock or the Common Stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell such Securities.

The Selling Securityholders and any broker-dealer participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of the Securities being offered and the terms of the offering, including the name or names of the Selling Securityholder and any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Securityholders and any other person participating in such distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities.  All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

Neither the Series B Preferred Stock nor the Warrant is listed on an exchange.  Unless requested by the UST, we do not intend to list the Series B Preferred Stock on any exchange.  We do not intend to list the Warrant on any exchange.  No assurance can be given as to the liquidity of the trading market, if any, for the Series B Preferred Stock.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Securities covered by this prospectus.

LEGAL MATTERS

Kilpatrick Stockton LLP will provide an opinion as to the legality of the Securities.  As of the date of this prospectus, members of Kilpatrick Stockton participating in this matter own an aggregate of approximately 38,000 shares of our common stock.

EXPERTS

The audited consolidated financial statements of United and its subsidiaries incorporated by reference in this registration statement have been audited by Porter Keadle Moore, LLP, independent registered public accountants, as stated in their report dated, February 26, 2008, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus (and other documents to which it refers) contains forward-looking statements regarding us, including, without limitation, statements relating to our expectations with respect to revenue, credit losses, levels of nonperforming assets, expenses, earnings and other measures of financial performance.  Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond our control).  The following factors, among others, could cause our financial performance to differ materially from the expectations expressed in such forward-looking statements:

•	the condition of the banking system and financial markets
•	our ability to raise capital could be limited;
•	our past operating results may not be indicative of future operating results;
•	our business is subject to the success of the local economies in which we operate;
•	our concentration of construction and land development loans is subject to unique risks that could adversely affect our earnings;
•	we may face risks with respect to future expansion and acquisitions or mergers;
•	changes in prevailing interest rates may negatively affect our net income and the value of our assets;
•	if our allowance for loan losses is not sufficient to cover actual loan losses, earnings would decrease;

•	we may be subject to losses due to fraudulent and negligent conduct of its loan customers, third party service providers or employees;
•	competition from financial institutions and other financial service providers may adversely affect our profitability;
•	business increases, productivity gains and other investments are lower than expected or do not occur as quickly as anticipated;
•	competitive pressures among financial services companies increase significantly;
•	the success of our business strategy;
•	the strength of the United States economy in general changes;
•	trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, change;
•	inflation or market conditions fluctuate;
•	conditions in the stock market, the public debt market and other capital markets deteriorate;
•	financial services laws and regulations change;
•	technology changes and we fail to adapt to those changes;
•	consumer spending and saving habits change;
•	unanticipated regulatory or judicial proceedings occur; and
•	we are unsuccessful at managing the risks involved in the foregoing.

We caution that the foregoing list of factors is not exclusive and not to place undue reliance on forward-looking statements.  For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our most recent Annual Report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  Readers are cautioned not to place undue reliance on these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus.

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PROSPECTUS
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180,000 SHARES OF FIXED RATE CUMULATIVE PERPETUAL
PREFERRED STOCK, SERIES B

WARRANT TO PURCHASE 2,149,106 SHARES OF COMMON STOCK

2,149,106 SHARES OF COMMON STOCK
________________________________

January 29, 2009

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered.  All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$8,134.82
Legal fees and expenses	20,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	1,000.00

Total	$34,134.82

Item 15.  Indemnification of Directors and Officers.

Our Articles of Incorporation provide that no director shall be personally liable to United or our shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

Our Bylaws require us to indemnify our directors, officers, employees, and agents against judgments, fines, amounts paid in settlement, and expenses, including attorney’s fees, actually and reasonably incurred in connection with various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

In addition, our Bylaws require us to indemnify our directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in our favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein.  However, we will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to us, unless so ordered by the court in which the legal action or proceeding is brought.

A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the board of directors, (2) our legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders.  No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

Item 16.  Exhibits.

Exhibit No.	Exhibit

3.1
Restated Articles of Incorporation of United Community Banks, Inc., (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File No. 0-21656, filed with the Commission on August 14, 2001).

3.2
Amendment to the Restated Articles of Incorporation of United Community Banks, Inc. (incorporated herein by reference to Exhibit 3.3 to United Community Banks, Inc.’s Registration Statement on Form S-4, File No. 333-118893, filed with the Commission on September 9, 2004).

3.3
Amendment to the Restated Articles of Incorporation of United Community Banks, Inc. (incorporate herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Form 8-K, File No. 0-21656, filed with the Commission on December 5, 2008).

3.4
Amended and Restated Bylaws of United Community Banks, Inc., dated September 12, 1997 (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Annual Report on Form 10-K, for the year ended December 31, 1997, File No. 0-21656, filed with the Commission on March 27, 1998).

4.1	See Exhibits 3.1, 3.2 and 3.3 for provisions of the Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, which define the rights of the Shareholders.

4.2
Form of Certificate for the Series B Preferred Stock (incorporate herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Form 8-K, File No. 0-21656, filed with the Commission on December 5, 2008).

4.3
Letter Agreement, dated as of November 14, 2008, between the Registrant and the UST, with respect to the issuance and sale of the Series B Preferred Stock and the Warrant (incorporated herein by reference to Exhibit 4.2 to United Community Banks, Inc.’s Form 8-K, File No. 0-21656, filed with the Commission on December 5, 2008).

4.4
Warrant for Purchase of Shares of Common Stock (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc.’s Form 8-K, File No. 0-21656, filed with the Commission on December 5, 2008).

5.1	Opinion and Consent of Kilpatrick Stockton LLP.

12.1	Computation of Ratios of Earnings to Fixed Charges

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Kilpatrick Stockton LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney.*

________________________________________
*	Previously filed.

Item 17.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purpose of determining any liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)91) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bono fide offering thereof.

(e)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on January 29, 2009.

                    UNITED COMMUNITY BANKS, INC.

                    By:  /s/ Jimmy C. Tallent
                    Jimmy C. Tallent
                    President and Chief Executive Officer
                    (Principal Executive Officer)

                    By:  /s/ Rex S. Schuette
                    Rex S. Schuette
                    Executive Vice President and Chief Financial Officer
                    (Principal Financial Officer)

                    By:  /s/ Alan H. Kumler
                    Alan H. Kumler
                    Senior Vice President, Controller and Chief Accounting Officer
                    (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on January 29, 2009.

Signature	Title

*	Chairman of the Board
Robert L. Head, Jr.

*	Vice Chairman of the Board
W.C. Nelson, Jr.

[signatures continued from previous page]

*	Director
A. William Bennett

*	Director
Robert Blalock

*	Director
Cathy Cox

*	Director
Guy W. Freeman

*	Director
Charles E. Hill

*	Director
Hoyt O. Holloway

*	Director
John D. Stephens

/s/ Jimmy C. Tallent	Director
Jimmy C. Tallent

*	Director
Tim Wallis

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description of Exhibit

5.1	Opinion and Consent of Kilpatrick Stockton LLP.

12.1	Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Kilpatrick Stockton LLP (included as part of Exhibit 5.1).